Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made this 31st day of December, 2025 (the "Effective Date") by and between Alta Enterprises, LLC, a Michigan limited liability company (the "Company") and Craig Brubaker, [REDACTED] ("Employee").

RECITALS:

A. Employee is currently an employee of the Company.

B. Employee and Company now desire to enter into this Agreement memorializing the terms under which Employee will continue to be employed by the Company on and after the Effective Date.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the parties agree as follows:

1.
At-Will Employment. Employee's employment shall be at-will and for no definite term and therefore Employee may be terminated by Company or Employee at any time with or without Cause, effective immediately upon notice. The period commencing from the Effective Date until the date this Agreement is terminated by either party is referenced herein as "Employment Period."
2.
Position.
a.
Commencing as of the Effective Date, Employee shall serve as the Chief Operating Officer — Material Handling and shall report and be subject to the direction of the President of Material Handling (the "President") for the Company. Employee shall have such duties and responsibilities as are consistent with such title and position. Upon the termination of Employee's employment with the Company for any reason, all positions held by Employee with the Company, or any of its subsidiaries or affiliates, shall automatically be terminated.
b.
Employee will devote Employee's full business time and best efforts to the performance of Employee's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company. Employee's principal office shall be at the Company's location in Livonia, Michigan, subject to such travel as is required to discharge his duties hereunder.
3.
Base Salary: Bonus.
a.
Base Salary. The Company shall pay Employee an initial base salary at the annual rate of Three Hundred Forty Thousand and 00/100 Dollars ($340,000.00), less applicable withholdings, payable in regular installments in accordance with the Company's payroll practices. Employee's Base Salary will be subject to review and adjustments by the Company, in its sole discretion.

For all purposes under this Agreement, Employee's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."
b.
Bonus. Employee shall be entitled to participate in Alta Equipment Group, Inc.'s Annual Incentive Plan at an initial target level of 75% percent of Base Salary and Long Term Incentive Plan at an initial target level of 70% of Base Salary. Employee's bonus participation, target levels, metrics, and KPIs will be subject to review and adjustments by the Company, in its sole discretion.
4.
Benefit Plans. During the Employment Period, Employee shall be entitled to participate in any employee benefit plans maintained by the Company, which may include insurance (medical, dental, life, disability), to the extent applicable generally to other executive management employees of the Company, subject to the eligibility criteria set forth therein, as such plans may be amended or terminated from time to time. Nothing contained in this Agreement shall require the Company to maintain any such employee benefit plans, nor will interfere with the Company's right to amend or terminate any such plans from time to time.
5.
Vacation. During the Employment Period, Employee shall be entitled to 'use vacation in accordance with the Company's vacation policy as then in effect and as the same may be amended, modified, or replaced from time-to-time.
6.
Expenses Reimbursement. During the Employment Period, subject to presentment of appropriate supporting documentation and the requirements of Section l l .g of this Agreement, the Company shall reimburse reasonable business expenses incurred by Employee in the performance of Employee's duties hereunder in accordance with the Company policies as in effect from time to time.
7.
Restrictive Covenants. Employee acknowledges that: (i) Employee is one of a limited number of persons who will be developing the Company's business; (ii) Employee has occupied a position of trust and confidence with the Sellers prior to the date of this Agreement, will occupy a position of trust and confidence with the Company after the date of this Agreement and during the Employment Period, and Employee will become familiar with the business, trade secrets, other proprietary and confidential information concerning the Company and its Affiliates (the Company and its Affiliates and subsidiaries hereafter being referred to as the "Group"); (iii) the agreements and covenants contained in this Section 7 are essential to protect the Group and the goodwill of its business and are a condition precedent to the Company entering into this Agreement; and (iv) Employee's employment with the Company has special, unique and extraordinary value to the Company (and any other member of the Group) and the Group would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Section 7. "Affiliates" means any other company, corporation, or entity directly or indirectly controlling, controlled by, or under common control with the Company, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such company, corporation, or entity or the power to direct or cause the direction of the management and policies of such company, corporation, or entity, whether through ownership of voting securities, by contract or otherwise.
a.
Non-Competition. For a period of time from the Effective Date until the termination of Employee's employment for any reason plus one (l) additional year following such termination (provided solely for the purposes of this Section 7.a such period shall be reduced to six (6) months following such termination is Employee resigns in accordance with Section 8.c hereof) (the

"Restricted Period"), Employee shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of: (i) the Company, or (ii) any other business that competes with any additional business (that is entered after the Effective Date) of the Group as of the date of termination (including any business which the Employee knows that the Group has definitive plans as of the date of termination to enter) (the "Restricted Business") within any state in which any member of the Group then conducts business; provided, however, that Employee shall not be prohibited from owning, directly or indirectly, as a passive investor, an aggregate of not more than 5.0% of the outstanding capital stock or equity interests of any publicly traded company engaged in the Restricted Business.
b.
Non-Solicitation. During the Restricted Period Employee shall not, directly or indirectly (whether as an owner, partner, equity holder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

directly or indirectly solicit for employment or engagement (other than through the use of general advertisements or solicitations not targeted at the Group or its employees or consultants) or hire, employ or engage any individual who is an employee or consultant of the Group (or was an employee or consultant of the Group during the 12-month period preceding Employee's termination of employment) or otherwise seek to adversely influence or alter such individual's relationship with the Group; or

cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Group (including any existing or former customer of the Group and any entity or individual that becomes a client, customer, supplier or licensee of the Group after Employee's termination of employment) or any other entity or individual who has a material business relationship with the Group, to terminate or reduce (or otherwise modify in a manner adverse to the Group) any such actual or prospective relationship.

c. Confidential Information. From and after the Effective Date, Employee shall not, directly or indirectly, disclose, reveal, divulge or communicate to any entity or individual other than authorized officers, directors and employees of the Group or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Group, any Confidential Information (as defined below). Employee shall not have an obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Employee shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Employee acknowledges that Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or except pursuant to court order. If Employee files a lawsuit for retaliation for reporting a suspected violation of law, then Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Employee may not disclose information of the Company or any of its Affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that he has made such reports or disclosures.

d. For purposes of this Section 7.d, (A) "Confidential Information" means any information with respect to the Group, including methods of operation, customer lists, products, prices, fees, costs, Technology (as defined below), inventions, trade secrets, know-how, Software (as defined below), marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (x) is generally available to the public on the date of this Agreement, (y) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder; (B) "Technology" shall mean, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Group; and (C) "Software" shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Non-Disparagement. During the Employment Period and at all times thereafter, Employee shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral (including by means of social media)) regarding the Group, its businesses, its officers, its directors, its managers, its equity holders or its employees. Nothing in this Section 7.e shall prevent Employee from testifying truthfully in any proceeding in which such testimony is taken under oath as a witness or a party.

Assignment of Inventions. Employee agrees that during employment with the Company, any and all inventions, discoveries, innovations, works of authorship, Technology, Software, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Employee may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company's strategic plans, products, processes or apparatus or the business (collectively, "Inventions"), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Employee or any of Employee's assignees. Employee hereby confirms and acknowledges that Employee has irrevocably assigned, transferred, set over and delivered and does hereby irrevocably assign, transfer, set over and deliver to Company, its successors and assigns, all of Employee's right, title and interest in the Inventions made during Employee's employment with the Company (whether before or after the Effective Date of this Agreement), including all intellectual property rights therein and thereto, all remedies against infringements thereof, all income, royalties and payments receivable in respect thereof, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation or dilution of such Inventions, the right to sue and recover for past infringements or misappropriations or dilutions of such Inventions and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to such Inventions). Employee hereby waives, and agrees to waive, any moral rights Employee may have in any copyrightable work Employee creates on behalf of the Company. Whether during or after the Employment Period, Employee further agrees to execute and acknowledge all papers and to do, at the Company's expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (1()) business days, to secure Employee's signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Employee's physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee's attorney-in-fact to act on Employee's behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

Reasonableness. The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

h.
Irreparable Harm. Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement or under applicable law (whether or not vested or earned) and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and set-off as provided herein.
i.
Tolling. In the event of any violation of the provisions of this Section 7, Employee acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

Survival. This Section 7 shall survive termination of this Agreement or Employee's employment, unless specifically superseded by any subsequent agreement to the contrary.

8.
Termination. Notwithstanding any other provision of this Agreement, the provisions of Sections 8 and 9 shall exclusively govern Employee's rights upon termination of employment with the Company and its Affiliates or subsidiaries. Employee hereby acknowledges and agrees that, other than the severance payments described in Section 9, upon termination of employment Employee shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company's employees or otherwise.
a.
Employee's employment shall terminate automatically upon Employee's death or Disability. For purposes of this Agreement, "Disability" means either (i) a determination by an independent competent medical authority (agreed upon by Company and Employee) that Employee is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period of ninety (90) consecutive days or one hundred eighty (180) days within any three hundred sixty-five (365) day period or (ii) Employee actually having been unable to perform his duties under this Agreement (as determined in good faith by the President) for a period of ninety (90) consecutive days or one hundred eighty (180) days within any three hundred sixty-five (365) day period. Employee shall reasonably cooperate in connection with the determination of whether Disability exists to the extent capable.
b.
Termination with or without Cause. The Company may terminate Employee's employment hereunder with or without cause at any time.
c.
Voluntary Resignation. Employee's employment may be terminated at any time by Employee for any or no reason; provided, that Employee will be required to give the Company at least six (6) months advance written notice of his resignation.
d.
. Within ten (10) days following the date of any termination of Employee's employment, Employee or Employee's personal representative shall return all property of the Company and its subsidiaries and Affiliates in Employee's possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its subsidiaries and Affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Employee's compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Employee's employment, or termination thereof, with the Company which he received in Employee's capacity as a participant.
9.
Payments upon Termination.
a.
Termination by the Company for Cause, Death or Disability. If during the Employment Period, Employee's employment shall be terminated for any reason then the Company will pay to Employee or his legal representatives as soon as reasonably practicable but no later than the thirtieth (30th) day following the date of termination of Employee's employment, in a lump sum, to the extent not previously paid or such other date as provided below, (i) the Base Salary and unused vacation accrued through the date of termination of Employee's employment, (ii) Employee's accrued and vested welfare and retirement benefits due at such time and as provided in accordance with the terms of the applicable benefit plans in which he is a participant, and (iii) Employee's unreimbursed expenses incurred through the date of termination and payable at such time and in accordance with Section 6 (collectively, (i) through (iv) being the "Accrued Obligations").
b.
Termination by the Company without Cause or Resignation by Employee Within Eighteen (18) Months of the Effective Date. Subject to any reduction in payments pursuant to Section 10 of this Agreement, if during the Employment Period the Company shall terminate Employee's employment without Cause or Employee shall voluntarily resign in accordance with Section 8.c within eighteen (18) months of the Effective Date, the Company shall have no further obligation to the Employee under this Agreement except for:

the Accrued Obligations which shall be paid to Employee, in a lump sum, as soon as reasonably practicable but no later than the thirtieth (30th) day following the date of termination of Employee's employment or as otherwise provided in Section 9.a;

(ii) severance payments equal to (A) the Base Salary for (l ) the twelve (12) month period following the termination of Employee's employment if the Company terminates Employee without Cause, or (2) the six (6) month period following the termination of Employee's employment if the Employee resigns in accordance with Section 8.c within eighteen (18) months of the Effective Date, in each case payable in accordance with the Company's payroll practices, (B) a pro rata portion of any cash bonus earned under the Alta Equipment Group, Inc.'s Annual Incentive Plan for the year in which termination occurs, payable at the time other bonuses are paid under the plan, and (C) vesting of any remaining unvested RSUs or PSUs awarded to Employee and earned under the company's Long Term Incentive Plan (the "Severance Payments"); and

subject to Employee's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay to Employee each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company's group medical plans as in effect from time to time until the earliest of: (i) six (6) months after the date of Employee's termination of employment; (ii) the date Employee is no longer eligible for benefits under COBRA; or (iii) the date Employee obtains other employment that offers medical benefits;

For purposes of this Agreement "Cause" shall mean (A) willful misconduct by Employee with regard to the Company or Company's Affiliates that results in material harm to the Company or Company's Affiliates; (B) substantial and continuing refusal by Employee to (l) follow the lawful and reasonable direction of the President, or (2) perform the duties reasonably required of Employee in connection with his employment (other than any such failure resulting from incapacity due to physical or mental illness or other circumstances beyond the reasonable control of Employee); (C) conviction of Employee of a felony, or Employee's pleading nolo contendere to a felony, in each case involving dishonesty, misappropriation or fraud (and specifically excluding traffic offenses); (D) Employee's commission of any intentional act of misappropriation or fraud with regard to the Company (other than good faith expense account disputes); or (E) Employee's material breach of this Agreement; provided, however, the Employee shall have thirty (30) days following notice from the President of the alleged occurrence of an event giving rise to Cause pursuant to clause (B) or (E) to cure such alleged Cause and such matter, if reasonably cured within such period, shall not constitute Cause.

c.
Notwithstanding the foregoing, if all or any portion of the payments due under Section 9.b are determined to be "non-qualified deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder to the extent applicable (collectively "Section 409A") and the Company determines that Employee is a "specified employee" (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such Severance Payment shall not commence until the earlier of the (i) first day of the seventh month following Employee's termination of employment, and (ii) date of Employee's death. For purposes of this Section 9.c, "termination of employment" shall mean Employee's "separation from service," as defined in Section I .409A-l(h) of the Final Treasury Regulations, including the default presumptions.
d.
Notwithstanding the above, Employee shall receive the amounts set forth in and Section 9.b(iii) only if Employee is not in material breach of any of the restrictive covenants described in Section 7, and Employee has complied with Section 9.e of this Agreement.
e.
The Company's obligations to make payments under and Section 9.b(iii) are conditioned upon Employee's executing (and not revoking) a separation agreement and general release of claims against the Company and its subsidiaries and Affiliates in a form satisfactory to the Company; provided that, if Employee should fail to execute (or revokes) such release within forty five (45) days after Employee's termination of employment, the Company shall not have any obligation to provide the payments contemplated under and Section 9.b(iii). All payments under Section and Section 9.b(iii) shall commence on the first applicable payroll date following the date the release is no longer subject to revocation; provided, that to the extent such amount is a "deferral of compensation" under Section 409A of the Code and which could be payable in either of two (2) taxable years of Employee, such payments shall be made or commence, as applicable, on January 15 (or any later date within seven (7) days after the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

This Section 9 shall survive any termination of this Agreement or Employee's employment.

10. Reductions in Certain Payments.

a.
The Company and Employee intend that no portion of any payment under this Agreement, or payments to or for the benefit of Employee under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"). The present value of any payments to or for the benefit of Employee in the nature of compensation, as determined by certified public accountants for the Company in accordance with Code Section 280G(d)(4), receipt of which is contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, both as defined by Section 280G(b)(2) (a "Change in Control"), and to which Code Section 280G applies (in the aggregate "Total Payments"), shall be reduced, as necessary, such that the payment does not exceed an amount equal to one dollar ($1.00) less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a), provided that any such reduction shall be in accordance with Code Section 409A.

b.
All determinations required to be made under this Section 10 and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accountants then regularly retained by the Company (the "Accounting Firm") in consultation with counsel acceptable to Employee, which shall promptly provide detailed supporting calculations both to the Company and the Employee following any determination that a reduction in Total Payments is necessary. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) in consultation with counsel acceptable to Employee. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Company. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Employee.

11 . Miscellaneous.

a.
Governing Law. This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.
b.
This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral between Employee and the Company or any of its Affiliates with respect to Employee's employment.
c.
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be afftected thereby. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
e.
Assignment. This Agreement, and all of Employee's rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

Dispute Resolution. Except with respect to Section 7 hereof, any controversy or claim arising out of or related to any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and nonappealable confidential arbitration in Detroit, Michigan by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of American Arbitration Association then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement (other than any time, geographic or other restriction contained in Section 7 but only to the extent necessary to make any of the covenants contained therein enforceable to the maximum extent provided thereby) or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney's fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator equally.

g.
Compliance with Section 409A of the Code.
(i)
The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A or any damages for failing to comply with Section 409A.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A.
(iii)
All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With Regard to any provision herein that provides for reimbursement of costs and expenses or in kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(iv)
If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
h.
Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Without limiting the foregoing, in the event of Employee's death during or following a termination of Employee's employment, all amounts payable to Employee (including any unpaid amounts under Section 9) shall be thereafter payable to the representative of Employee's estate.
i.
Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including by email) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, or (iv) if delivered by email, on (A) the date of such transmission, if such transmission is completed on a business day at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission or (B) the next business day immediately following the date of transmission, if such transmission is completed on a business day ay after 5:00 p.m., local time of the recipient party or at any time on a day that is not a business day, on the date of such transmission. Notices, demands and communications to the Employee or Company shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

If to the Company: Alta Enterprises, LLC 13211 Merriman Rd

Livonia, Ml 48150-1826

Attention: Jeffrey Hoover, Chief Legal Officer and General Counsel

E-mail: jeff.hoover@altg.com

If to Employee: To Employee's address on file with the Company

j.
Employee Representation. Employee hereby represents to the Company that Employee has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of his choice.
k.
Cooperation. During the Restricted Period, Employee shall give Employee's assistance and cooperation willingly, upon reasonable advance notice, in any matter relating to Employee's position with the Company, or Employee's knowledge as a result thereof as the Company may reasonably request, including Employee's attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Employee's employment with the Company. The Company will reimburse Employee for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company. This provision shall survive any termination of this Agreement or Employee's employment.
l.
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
m.
Inconsistency. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Employee is a participant or a party, this

Agreement shall control unless such other plan, program, practice or agreement provides otherwise by specific reference to this Agreement.

n.
Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts (including by means of electronic transmission (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of email (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto 'Will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted 01' communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity. [Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

ALTA EQUIPMENT GROUP INC.
a Michigan limited liability company
By:	/s/ Jeffrey Hoover
Name: Jeffrey Hoover Title: Chief Legal Officer and General Counsel

EMPLOYEE:

By:	/s/ Craig Brubaker
Craig Brubaker, Individually

[Signature Page to Employment Agreement]